EXHIBIT 10.6

OCWEN MORTGAGE SERVICING, INC.
AMENDED AND RESTATED
2013 PREFERRED STOCK PLAN

(As Adopted Effective as of February 25, 2014)
     1.    Purpose. The purpose of the Ocwen Mortgage Servicing, Inc. Amended and Restated 2013 Preferred Stock Plan (the “Plan”) is to induce certain employees to remain in the employ of Ocwen Mortgage Servicing, Inc. (the “Company”) and its present and future subsidiary corporations (“Subsidiaries”), to encourage ownership of shares in the Company by such employees and to provide additional incentive for such employees to promote the success of the Company's business. This Plan amends and restates the Ocwen Mortgage Servicing, Inc. 2013 Preferred Stock Plan, which first became effective on March 1, 2013.
2.    Effective Date of the Plan. The Plan, as amended and restated, is effective as of February 25, 2014 by action of the Board of Directors of the Company (the “Board”).
3.    Stock Subject to Plan. The authorized but unissued shares of the Preferred Stock of the Company, consisting of One Hundred Thousand (100,000) shares of Class A Preferred Stock, $0.01 par value per share (“Class A Preferred Stock”), One Hundred Thousand (100,000) shares of Class B Preferred Stock, $0.01 par value per share (“Class B Preferred Stock”), One Hundred Thousand (100,000) shares of Class C Preferred Stock, $0.01 par value per share (“Class C Preferred Stock”), Ten Thousand (10,000) shares of Class D Preferred Stock, $0.01 par value per share (“Class D Preferred Stock”), Ten Thousand (10,000) shares of Class E Preferred Stock, $0.01 par value per share (“Class E Preferred Stock”), Ten Thousand (10,000) shares of Class F Preferred Stock, $0.01 par value per share (“Class F Preferred Stock”), Ten Thousand (10,000) shares of Class G Preferred Stock, $0.01 par value per share (“Class G Preferred Stock”), Ten Thousand (10,000) shares of Class H Preferred Stock, $0.01 par value per share (“Class H Preferred Stock”), Ten Thousand (10,000) shares of Class I Preferred Stock, $0.01 par value per share (“Class I Preferred Stock”), Ten Thousand (10,000) shares of Class J Preferred Stock, $0.01 par value per share (“Class J Preferred Stock”), Ten Thousand (10,000) shares of Class K Preferred Stock, $0.01 par value per share (“Class K Preferred Stock”), Ten Thousand (10,000) shares of Class L Preferred Stock, $0.01 par value per share (“Class L Preferred Stock”), Ten Thousand (10,000) shares of Class M Preferred Stock, $0.01 par value per share (“Class M Preferred Stock”), Ten Thousand (10,000) shares of Class N Preferred Stock, $0.01 par value per share (“Class N Preferred Stock”), Ten Thousand (10,000) shares of Class O Preferred Stock, $0.01 par value per share (“Class O Preferred Stock”), Ten Thousand (10,000) shares of Class P Preferred Stock, $0.01 par value per share (“Class P Preferred Stock”), Ten Thousand (10,000) shares of Class Q Preferred Stock, $0.01 par value per share (“Class Q Preferred Stock”), Ten Thousand (10,000) shares of Class R Preferred Stock, $0.01 par value per share (“Class R Preferred Stock”), Ten Thousand (10,000) shares of Class S Preferred Stock, $0.01 par value per share (“Class S Preferred Stock”), Ten Thousand (10,000) shares of Class T Preferred Stock, $0.01 par value per share (“Class T Preferred Stock”), Ten Thousand (10,000) shares of Class U Preferred Stock, $0.01 par value per share (“Class U Preferred Stock”), Ten Thousand (10,000) shares of Class V Preferred Stock, $0.01 par value per share (“Class V Preferred Stock”) and Ten Thousand (10,000) shares of Class W Preferred Stock, $0.01 par value per share (“Class W Preferred Stock” with Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock, Class G Preferred Stock, Class H Preferred Stock, Class I Preferred Stock, Class J Preferred Stock, Class K Preferred Stock, Class L Preferred Stock, Class M Preferred Stock, Class N Preferred Stock, Class O Preferred Stock, Class P Preferred Stock, Class Q Preferred Stock, Class R Preferred Stock, Class S Preferred Stock, Class T Preferred Stock, Class U Preferred Stock, and Class V Preferred Stock, collectively referred to herein as “Preferred Stock”) are hereby reserved for issuance under the Plan. If any shares of the Preferred Stock issued under the Plan are reacquired by the Company as provided in Section 9 below, such shares shall again be available for the purposes of the Plan.
4.     Committee. The Committee shall consist of the members of the Board. With respect to the issuance of Preferred Stock, other than to himself, the Chief Executive Officer shall advise the Committee in determining the persons to whom Preferred Stock shall be issued. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.
5.    Administration. Subject to the provisions of the Plan, the Committee shall have complete authority in its discretion to select the individuals (the “Participants”) to whom shares of Preferred Stock shall be allocated, the number of shares of Preferred Stock to be included in each allocation and the time or times at which Preferred Stock shall be allocated (the date of any such action of the Committee being hereinafter called an “Allocation Date”). To the extent a member of the Committee may be granted shares of Preferred Stock under the Plan, such Committee member shall recuse himself or herself from the vote of the Committee to issue such shares to the Committee member. The Committee shall also have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. Any determination by the Committee in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.
     6.    Eligibility. An allocation of shares of Preferred Stock may only be made to persons who are employees of the Company or a Subsidiary.
7.    Factors Considered in Allocating Shares of Preferred Stock. In making any determination as to Participants to whom allocations of shares of Preferred Stock shall be made and as to the number of shares of Preferred Stock to be allocated to any Participant, the Committee shall take into account the duties of the respective Participants, their past, present and potential contribution to the success of the Company and its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.
8.     Purchase Price. Each person who shall be allocated shares of Preferred Stock hereunder shall purchase the same from the Company at and for a purchase price of $1.00 a share. Failure by a Participant to purchase and pay for all of the shares of Preferred Stock allocated to him or her within thirty days after he or she shall have been given written notice of such allocation shall result in a cancellation of such allocation and he or she shall no longer have the right to purchase the same hereunder.
9.    Restrictions on Shares of Preferred Stock.
A. Except as otherwise provided in this Section, the shares of Preferred Stock allocated to a Participant may not be sold, assigned, transferred or otherwise disposed of, and may not be pledged or hypothecated for any reason, other than sales of the shares of Preferred Stock back to the Company pursuant to the terms of Section 9B below. These stock restrictions shall remain in full force and effect for the entire life of the Plan.
 B. In addition, the Company shall have the right to redeem at any time all or any shares of Preferred Stock purchased by a Participant and shall pay to him or her, in redemption of such shares, an amount equal to the price paid by the Participant for such redeemed shares of Preferred Stock. Notwithstanding the foregoing, the Company shall have no right to redeem any shares of Preferred Stock within six months of the date of issuance of such shares.
C. Upon issuance of the certificate or certificates for the shares of Preferred Stock in the name of a Participant, the Participant shall thereupon be a stockholder with respect to all the shares of Preferred Stock represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares of Preferred Stock, including the right to receive all dividends and other distributions paid with respect to such shares of Preferred Stock. Notwithstanding the foregoing, shares of Preferred Stock issued pursuant to the Plan may be certificated or uncertificated, as determined by the Committee.
D. Each Participant receiving shares of Preferred Stock shall (a) agree that such shares of Preferred Stock shall be subject to, and shall be held by the Company in accordance with, all of the applicable terms and provisions of the Plan, (b) represent and warrant to the Company that he or she is acquiring such shares of Preferred Stock for investment for his or her own account, and, in any event, that he or she will not sell or otherwise dispose of said shares other than sales back to the Company upon termination of his or her employment as set forth in Section 9B hereof. The foregoing agreement, representation and warranty shall be contained in an agreement in writing (“Preferred Stock Agreement”) which shall be delivered by the Participant to the Company. The Committee shall adopt, from time to time, such rules with respect to the Plan as it deems appropriate and failure by a Participant to comply with such rules shall result in the termination of any allocated shares of Preferred Stock to such Participant.
10.    Adjustment of Number of Shares.
A. In the event that a dividend shall be declared upon the Preferred Stock payable in shares of the Preferred Stock, the number of shares of the Preferred Stock then subject to any Preferred Stock Agreement and the number of shares of the Preferred Stock reserved for issuance in accordance with the provisions of the Plan but not yet issued shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of the Preferred Stock shall be changed into or exchanged for a different number or kind of shares of Preferred Stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of the Preferred Stock then subject to a Preferred Stock Agreement and for each share of the Preferred Stock reserved for issuance in accordance with the provisions of the Plan but not yet issued, the number and kind of shares of stock or other securities into which each outstanding share of the Preferred Stock shall be so changed or for which each such share shall be exchanged.
     B. In the event that there shall be any change, other than as specified in this Section 10, in the number or kind of outstanding shares of the Preferred Stock, or of any stock or other securities into which the Preferred Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to a Preferred Stock Agreement and the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet issued, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Preferred Stock Agreement entered into in accordance with the provisions of the Plan.
C. No adjustment or substitution provided for in this Section 10 shall require the Company to deliver a fractional share under the Plan or any Preferred Stock Agreement.
11.    Withholding and Waivers. Each Participant shall make such arrangements with the Company with respect to income tax withholding as the Company shall determine in its sole discretion are appropriate to ensure payment of federal, United States Virgin Islands, state or local income taxes due with respect to the issuance and/or ownership of shares of the Preferred Stock issued hereunder.
12.    Expenses of Administration. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.
13.    No Employment Right. Neither the existence of the Plan nor the grant of any shares of Preferred Stock hereunder shall require the Company or any Subsidiary to continue any Participant in the employ of the Company or such Subsidiary.
14.    Amendment of Plan. The Board may, at any time and from time to time, by a resolution appropriately adopted, make such modifications of the Plan as it shall deem advisable. No amendment of the Plan may, without the consent of the Participants to whom any shares of Preferred Stock shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such shares of Preferred Stock. The Committee, in its discretion, may cause the restrictions imposed in accordance with the provisions of Section 9 hereof with respect to any shares of Preferred Stock to terminate, in whole or in part, prior to the time when they would otherwise terminate.
15.    Expiration and Termination of the Plan. The Plan shall terminate on March 1, 2023 or at such earlier time as the Board may determine; provided, however, that such termination shall not, without the consent of the Participants to whom any shares of Preferred Stock shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such shares of Preferred Stock.
16.    Governing Law. The Plan shall be governed by the laws of the United States Virgin Islands.

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